Exhibit (d)(1)
AGREEMENT AND PLAN OF MERGER
AMONG
BRIAD MAIN STREET, INC.,
MAIN STREET ACQUISITION CORPORATION,
AND
MAIN STREET RESTAURANT GROUP, INC.
DATED AS OF MAY 19, 2006

i

TABLE OF CONTENTS
(Cont.)

ii

TABLE OF CONTENTS
(Cont.)

		Page

Section 9.06	Waiver of Jury Trial	43
Section 9.07	Descriptive Headings	43
Section 9.08	Counterparts	43
Section 9.09	Parties in Interest	43
Section 9.10	Specific Performance	43
Section 9.11	Certain Definitions	43

Annex I Conditions to the Offer / Cash Merger
Exhibit A Amended and Restated Certificate of Incorporation
 iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER dated as of May 19, 2006 (this “Agreement”), by and among Briad Main Street, Inc., a Nevada corporation (“Parent”), Main Street Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Main Street Restaurant Group, Inc., a Delaware corporation (the “Company”).
Recitals
     WHEREAS, the respective boards of directors of the Parent, the Purchaser, and the Company have each determined that it is fair to and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Purchaser to make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, $0.001 par value per share, of the Company (the “Shares”) (including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement dated as of May 23, 2005 between the Company and Computershare Trust Company, Inc., as rights agent, as amended (the “Rights Agreement”)) at a price per Share of $6.40, subject to any applicable withholding for Taxes, net to the seller in cash (such price, or any greater price per Share paid pursuant to the Offer, the “Share Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the making of the Offer and is recommending that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;
     WHEREAS, the respective boards of directors of the Parent, the Purchaser, and the Company have each approved this Agreement and declared its advisability and approved the merger of the Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger in accordance with the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by the Parent, the Purchaser, or the Company will be converted into the right to receive the Share Offer Price in cash;
     WHEREAS, Parent, Purchaser, and Company desire to make certain representations, warranties, covenants, and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and
     WHEREAS, as a condition and inducement to the willingness of the Parent and the Purchaser to enter into this Agreement (and effect the transactions contemplated by this Agreement), concurrently with the execution and delivery of this Agreement, Parent, Purchaser, and certain stockholders of the Company have entered into a Stock Tender and Voting Agreement dated as of the date of this Agreement (the “Stockholder Agreement”).

Agreement
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, Parent, Purchaser, and Company agree as follows:
ARTICLE I
THE OFFER
     Section 1.01 The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer promptly after the date of this Agreement, but in any event not later than June 1, 2006. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the “Minimum Condition”) that at least the number of Shares that, when added to Shares then owned by Parent and its direct and indirect wholly owned subsidiaries and affiliates, shall constitute at least ninety percent (90%) of the then outstanding Shares shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of each of the other conditions set forth in attached Annex I hereto. Purchaser expressly reserves the right to waive any such conditions, to increase the Offer Price, and to make any other changes in the terms of the Offer; provided that without the prior written consent of the Company, the Purchaser shall not, and Parent shall cause Purchaser not to, waive the Minimum Condition, extend the Offer except as expressly provided below, decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Annex I, or amend any other term of the Offer in any manner adverse to the holders of any Shares. Notwithstanding the foregoing, Purchaser may, without the prior consent of the Company, prior to the termination of this Agreement, (x) extend the Offer for an aggregate period of not more than 10 business days beyond the scheduled expiration date, which initially shall be 20 business days following the commencement of the Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the Offer, any of the conditions to Purchaser’s obligations to accept the Shares for payment shall not be satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, or interpretation of the Securities and Exchange Commission (the “SEC”), or the staff thereof, applicable to the Offer, or (z) extend the Offer (one or more times) for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (x) or (y) of this sentence, if, as of such date, all of the conditions to Purchaser’s obligations to accept the Shares for payment are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than ninety percent (90%) of the outstanding Shares (including Shares already owned by Parent and its direct and indirect wholly owned subsidiaries and affiliates). In addition, (1) if, on the Initial Expiration Date, the sole condition remaining unsatisfied is the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to have expired or been terminated, then Purchaser shall, without the prior written consent of the Company, extend the Offer from time to time until the fifth business day after expiration or termination of the applicable waiting period under the HSR Act or (2) if, on the Initial Expiration Date, the sole condition remaining unsatisfied is the condition set forth in paragraph (g) of Annex I, the Purchaser may, for so long as the Company is using its commercially reasonable efforts to cure such breach, extend the Offer from time to time until five business days after such breach is cured, provided that Purchaser shall not be required pursuant to this clause (2) to extend the Offer beyond 30 calendar days after the Initial Expiration Date. The Company agrees that no Shares held by the Company or any subsidiary of the Company will be tendered pursuant to the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver (to the extent permitted by this Agreement) of all the conditions to the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer. Each of the Parent and the Purchaser shall use its commercially reasonable efforts to avoid the occurrence of any Event specified in Annex I or to cure any such Event that shall have occurred.
          (b) Parent shall cause Purchaser to file with the SEC on the date the Offer is commenced a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the “Offer Documents”), which shall contain (as an exhibit thereto) the Purchaser’s Offer to Purchase (the “Offer to Purchase”) which shall be mailed to the holders of Shares with respect to the Offer. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent, or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents. Each of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents (including any amendments or supplements thereto) prior to such documents being filed with the SEC.
          (c) Parent, Purchaser, and the Company agree that if all of the conditions to the Offer other than the Minimum Condition have been satisfied as of the expiration date of the Offer (as such expiration date may have been extended in accordance with Section 1.01(a)) and Purchaser elects not to waive the Minimum Condition, then Parent and Purchaser shall terminate the Offer (or otherwise permit the Offer to expire) and the Company shall solicit the approval of its stockholders for a merger (the “Cash Merger”) of the Company with Purchaser in accordance with Article II, and the Cash Merger shall be governed by the other provisions of this Agreement relating to the Merger, Effective Time, Proxy Statement, Merger Price, Closing, and like terms, all of which shall apply to the Cash Merger, and in such case each issued and outstanding Share, Option, and Warrant will be treated in accordance with Article II and Article III. If the Offer is terminated and a Cash Merger is required pursuant to this Section 1.01(c), (i)

the Company and Parent shall promptly undertake the actions contemplated by Section 2.10 as if the Purchaser had accepted for payment and paid for Shares in the Offer; (ii) the obligations of the Parent, the Purchaser, and the Company to effect the Cash Merger shall be subject to the satisfaction or waiver of the conditions set forth in Annex I hereto; and (iii) each Party shall continue to have the obligations set forth in Article VI and to be subject to the conditions set forth in Article VII with respect to the Cash Merger.
     Section 1.02 Company Actions.
          (a) The Company hereby approves of, and consents to, the Offer. The Company shall, contemporaneously with the commencement of the Offer and the filing of the Purchaser’s Schedule TO, file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 shall set forth, and the Company hereby represents and warrants, that the Board, at a meeting duly called and held, has unanimously: (i) determined that this Agreement, the Offer, and the Merger are fair to and in the best interests of the Company’s stockholders; (ii) approved this Agreement, the Offer, and the Merger and the transactions contemplated hereby and thereby and declared the advisability of this Agreement; (iii) approved this Agreement, the Offer, and the Merger in accordance with Section 203 of the DGCL; and (iv) resolved to recommend acceptance of the Offer, the tendering of their Shares to Purchaser, and approval of the Merger and the adoption of this Agreement by the Company’s stockholders; provided, however, that such recommendation and approval may be withdrawn, modified, or amended to the extent that the Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties to the Company’s stockholders under applicable law. The Company consents to the inclusion in the Offer Documents of the recommendations and approvals referred to in this Section 1.02 without modification or amendment.
          (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent, or given to the Company’s stockholders, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, on the one hand, and the Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities law. Parent, Purchaser, and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 (including any amendments or supplements thereto) prior to it being filed with the SEC.

          (c) In connection with the Offer, the Company shall, to the extent it possesses, controls, or has access to such information, promptly furnish Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists, and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Purchaser with such additional information (including, without limitation, updated lists of holders of Shares and their addresses and lists of security positions) and assistance as Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser shall (i) hold in confidence the information contained in any of such lists; (ii) use such information only in connection with the Offer and the Merger; and (iii) if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession.
     Section 1.03 Directors.
          (a) Subject to compliance with applicable law, effective upon payment by the Purchaser for not less than a majority of the Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of (i) the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by the Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall promptly take all actions necessary to cause Parent’s designees (“Purchaser Insiders”) to be so elected, including, if necessary, by increasing the number of directors or seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time, the Board shall always have at least three members who are not officers, directors, stockholders, or designees of the Purchaser or any of its affiliates and the Company shall continue to comply with the Nasdaq National Market requirements with respect to independent directors. If the number of directors who are not Purchaser Insiders is reduced below three for any reason prior to the Effective Time, the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) shall, to the fullest extent permitted by applicable law, be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, stockholder, or designee of the Purchaser or any of its affiliates and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.
          (b) The Company’s obligations to appoint Parent’s designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03; provided, however, that Parent will supply and be responsible for any information with respect to itself and its officers, directors, and affiliates required by such Section and Rule to the Company.

          (c) From and after the election or appointment of Parent’s designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance, or waiver, of any of the obligations or other acts of the Parent or the Purchaser or waiver of any of the Company’s rights under this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.
     Section 1.04 Top-Up Option.
          (a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by the Parent and the Purchaser immediately prior to the time of exercise of the Top-Up Option, shall constitute one Share more than 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a price per Share equal to the Share Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise the Purchaser would own more than 90% of the Shares then outstanding; provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized but unissued Shares (giving effect to such Shares reserved for issuance pursuant to outstanding Options and Warrants as though such Shares were outstanding.)
          (b) The Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the earlier to occur of (i) the Effective Time, (ii) the date that is ten business days after the occurrence of a Top-Up Exercise Event, and (iii) the termination of this Agreement pursuant to its terms. For purposes of this Agreement a “Top-Up Exercise Event” shall occur only upon Purchaser’s acceptance of Shares for payment pursuant to the Offer constituting at least 85% but less than 90% of the Shares then outstanding.
          (c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that are expected to be owned by Purchaser immediately preceding the purchase of the Top-Up Shares, and (ii) the place and time of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Purchaser of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Shares (1) by wire transfer of same day funds to a bank account designated by the Company, (2) by delivery of a promissory note on market terms in form and substance reasonably satisfactory to the Company and guaranteed by the Parent, or (3) by a combination thereof, and the Company shall cause to be delivered to Purchaser a certificate or certificates representing the Top-Up Shares.
          (d) The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the following conditions: (i) any applicable waiting period under the HSR Act relating to the issuance of the Top-Up Shares shall have expired or been terminated; (ii) no provision of any Law and no order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of any such exercise; and (iii) either (1) delivery of the Top-Up Shares would not require the approval of the Company’s stockholders pursuant to the rules and regulations of The Nasdaq Stock Market, or (2) Purchaser shall have notified the Company in writing that it intends to cause the Effective Time to occur no later than three business days after the Top-Up Closing.
          (e) The Parent and the Purchaser understand that the Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public transaction. The Purchaser is, or will be upon the purchase of the Top-Up Shares, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.
          (f) Certificates evidencing the Top-Up Shares delivered hereunder may, at the Company’s election, contain the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM.
ARTICLE II
THE MERGER
     Section 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the option of the Parent and provided that such amendment does not delay the Effective Time, the Merger may be structured so that, and the parties agree to amend this Agreement in accordance with Section 8.04 to provide that, the Company shall be merged with and into the Purchaser or another direct or indirect wholly owned subsidiary of the Parent, with the Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations and warranties in this Agreement if and to the extent such breach would have been attributable to such election.
     Section 2.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver (if waivable) of the conditions described in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed, acknowledged, and filed in accordance with, the relevant provisions of Delaware law. The time the Merger becomes effective in accordance with applicable law is referred to as the “Effective Time.” Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, 10th Floor, New York, New York 10022, or such other place as the parties may agree.
     Section 2.03 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and the Purchaser shall become the debts, liabilities, and duties of the Surviving Corporation.
     Section 2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read as set forth on Exhibit A attached hereto, until thereafter amended in accordance with the provisions thereof and applicable law.
          (b) Subject to the provisions of Section 6.06, the Company shall take all requisite action so that the bylaws of the Purchaser in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof, the terms of this Agreement, and applicable law.
     Section 2.05 Directors. Subject to applicable law, the Company shall take all requisite action so that the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.
     Section 2.06 Officers. The Company shall take all requisite action so that the individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.
     Section 2.07 Conversion of Shares. Subject to Section 2.12, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than any (a) Shares held by the Parent, the Purchaser, any direct or indirect subsidiary of the Parent or the Purchaser, the Company, or any direct or indirect subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder of such Shares, shall be cancelled and shall cease to exist with no payment being made with respect thereto or (b) any Dissenting Shares) shall automatically be converted into the right to receive in cash the Share Offer Price (the “Merger Price”), payable to the holder of such Share, without interest thereon, upon surrender of the certificate formerly representing such Share.
     Section 2.08 Conversion of Purchaser Common Stock. At the Effective Time, each share of Common Stock, par value $.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such shares, be converted into and become one validly issued, fully paid, and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 2.09 Company Options and Warrants.
          (a) At the Effective Time, by virtue of the Merger, all outstanding and unexpired options (regardless of whether or not such options have vested) (the “Options”), including all options granted pursuant to the Company’s 1990 Stock Option Plan, 1995 Stock Option Plan, 1999 Incentive Stock Option Plan, and 2002 Incentive Stock Option Plan (collectively, the “Option Plans”), shall be cancelled and each holder of a cancelled Option shall be entitled to receive, in consideration for the cancellation of such Option, an amount in cash (the “Cash Amount”) equal to the product of (x) the number of Shares previously subject to such Option and (y) the excess, if any, of the Merger Price over the exercise price per Share previously subject to such Option (such payment to be net of any required tax withholdings and other amounts required by law to be withheld with respect to such Option), payable to such holder, without interest thereon. If the exercise price of any Option equals or exceeds the Merger Price, the Cash Amount therefor shall be zero. Effective as of the Effective Time, all Option Plans shall terminate and the Company shall take all action, including any necessary amendments to the Option Plans, as is necessary prior to the Effective Time to terminate all Option Plans so that on and after the Effective Time no current or former employee, director, consultant, or other person shall have any option to purchase shares of Company common stock or any other equity interests in the Company under any Option Plan.
          (b) At the Effective Time, by virtue of the Merger, all outstanding and unexpired warrants to purchase Shares (the “Warrants”) shall be cancelled and each holder of a cancelled Warrant shall be entitled to receive, in consideration for the cancellation of such Warrant, an amount in cash equal to the product of (x) the number of Shares previously subject to such Warrant and (y) the excess, if any, of the Merger Price over the exercise price per Share previously subject to such Warrant (such payment to be net of taxes and other amounts required by law to be withheld with respect to such Warrant), payable to such holder, without interest thereon, upon surrender of the certificate or other document evidencing such Warrant to the Surviving Corporation. Delivery of any cash payment under this Section 2.09(b) to a holder of Warrants shall be conditioned upon receipt by Parent or the Surviving Corporation of a waiver of all of that holder’s right, title, and interest in and to such holder’s Warrants.
     Section 2.10 Stockholders’ Meeting.
          (a) If required by the Company’s certificate of incorporation or applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and upon Parent’s request:
                   (i) duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;
                   (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (B) obtain the necessary approvals of the Merger and this Agreement by its stockholders; and
                   (iii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel (as provided in Section 1.02(a)), include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.
          (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser, or any of their respective affiliates in favor of the approval of the Merger and the adoption of this Agreement.
     Section 2.11 Merger Without Meeting of Stockholders. Notwithstanding Section 2.10, if Parent, Purchaser, or any of Parent’s other direct or indirect subsidiaries and affiliates acquires, in the aggregate, at least 90% of the outstanding Shares (including Shares held by the Parent and its direct and indirect subsidiaries and affiliates) pursuant to the Offer or otherwise, the parties agree to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL promptly after such acquisition, without a meeting of stockholders of the Company.
     Section 2.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required under the DGCL, but only to the extent required thereby, Shares (“Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders (“Dissenting Stockholders”) who (a) have not voted in favor of or consented in writing to the Merger, (b) in the manner provided in Section 262 of the DGCL, shall have delivered a written demand for appraisal for such Shares, if the Merger is effectuated, in the time and manner provided in the DGCL, and (c) shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal under the DGCL, shall not be converted into the right to receive the Merger Price, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that any such holder who shall have failed to perfect or shall have effectively withdrawn or lost his, her, or its right to appraisal and payment under the DGCL, if any, shall thereupon be deemed to have had such person’s Shares converted, at the Effective Time, into the right to receive the Merger Price in accordance with the provisions of Section 2.07, without any interest or dividends thereon, upon surrender of Share Certificates representing the Shares. Notwithstanding anything to the contrary contained in this Section 2.12, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any Dissenting Stockholder to be paid the fair value of such Dissenting Stockholder’s Shares pursuant to Section 262 of the DGCL shall cease as provided in Section

262 of the DGCL. The Company shall give Parent prompt notice of any demands, withdrawals, or other notices received by the Company for or with respect to appraisals of Shares. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands and all negotiations and proceedings with respect thereto shall be directed by Parent.
ARTICLE III
PAYMENT FOR SHARES
     Section 3.01 Payment For Shares.
          (a) From and after the Effective Time, a bank or trust company designated by Parent and reasonably acceptable to the Company shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Price in respect of certificates (the “Share Certificates”) that, prior to the Effective Time, represented Shares entitled to payment of the Merger Price pursuant to Section 2.07. Promptly following the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.07 (such funds being referred to as the “Exchange Fund”).
          (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Share Certificates that immediately prior to the Effective Time represented Shares (other than Share Certificates representing (i) Shares held by the Parent, the Purchaser, any direct or indirect subsidiary of the Parent or the Purchaser, the Company, or any direct or indirect subsidiary of the Company or (ii) Dissenting Shares) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent and instructions for use in surrendering such Share Certificates and receiving the aggregate Merger Price in respect of such Shares. Upon the surrender of each such Share Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall pay the holder of such Share Certificate the applicable Merger Price multiplied by the number of Shares formerly represented by such Share Certificate in consideration therefor, and such Share Certificate shall forthwith be cancelled. Until so surrendered, each such Share Certificate (other than Share Certificates representing (i) Shares held by the Parent, the Purchaser, any direct or indirect subsidiary of the Parent or the Purchaser, the Company, or any direct or indirect subsidiary of the Company or (ii) Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating to such Shares in cash. No interest shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Share Certificate shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Purchaser that such Tax has been paid or is not applicable.

          (c) Promptly following the date that is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash remaining in the Exchange Fund (including interest received with respect thereto), Share Certificates, and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Share Certificate formerly representing a Share may surrender such Share Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat, and similar laws) receive in consideration therefor the aggregate Merger Price relating to such Shares, without any interest or dividends thereon.
          (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price as provided in this Article III.
          (e) To the fullest extent permitted by law, and notwithstanding anything to the contrary contained herein, none of the Paying Agent, the Parent, the Purchaser, the Company, or the Surviving Corporation shall be liable to any holder of Shares or other securities for any consideration to be paid in the Merger delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.
          (f) Each of the Surviving Corporation, the Parent, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or other securities such amounts as it is required to deduct and withhold with respect to the making of payments under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent, or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent, or the Paying Agent, as the case may be.
          (g) If any Share Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen, or destroyed and, if required by the Parent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it on account of the alleged loss, theft, or destruction of such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Share Certificate, the Merger Price, without any interest thereon.
          (h) The Paying Agent shall invest the funds constituting the Exchange Fund as directed by the Parent. Any interest or other income resulting from such investment shall be paid to the Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedules delivered to the Parent by the Company (the “Company Disclosure Schedule”) concurrently herewith (it being understood that any disclosed matter, the import of which is fairly described in one section of the Company Disclosure Schedule, shall be deemed to be effective disclosure in all sections of the Company Disclosure Schedule for which its application is reasonably apparent from such description), the Company hereby represents and warrants to the Parent and the Purchaser that:
     Section 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Company’s subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each of its subsidiaries has the requisite corporate power and authority to own, operate, or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated, or leased by it makes such qualification, licensing, or good standing necessary, except where the failure to be so qualified, licensed, or in good standing could not reasonably be expected to have a Material Adverse Effect on the Company. The term “Material Adverse Effect on the Company” means any change or effect that is or could reasonably be expected to be materially adverse to the business, results of operations, or financial condition of the Company and its subsidiaries taken as a whole, either alone or in combination, or the ability of the parties hereto to consummate the transactions contemplated by this Agreement, other than a change or effect (a) resulting from a change in general economic conditions or a change in securities markets in general, (b) resulting from a change affecting the restaurant industry generally that does not affect the Company and its subsidiaries to a materially disproportionate degree from other entities operating in such industry, or (c) resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement.
     Section 4.02 Certificate of Incorporation and Bylaws. The Company has made available to the Parent and the Purchaser a complete and correct copy of the certificate of incorporation, bylaws, or other organizational documents as amended to the date of this Agreement, of the Company and each subsidiary of the Company. Such certificates of incorporation, bylaws, and other organizational documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any provision of its certificate of incorporation, bylaws, or organizational documents.
     Section 4.03 Capitalization.
          (a) The authorized capital stock of the Company consists of 25,000,000 Shares and 2,000,000 shares of preferred stock, of which 25,000 shares are designated as Series A Junior Participating Preferred Stock (the “Series A Stock”). As of the close of business on May 12, 2006, there were 17,230,176 Shares and no shares of Series A Stock issued and outstanding, and no Shares were held in treasury. The Company has no shares of capital stock reserved for issuance, except that, as of May 12, 2006, there were (a) 3,360,918 Shares reserved for issuance pursuant to outstanding and unexpired Options, (b) 127,500 Shares reserved for

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issuance pursuant to outstanding restricted stock units, (c) 581,395 Shares reserved for issuance upon exercise of outstanding Warrants, and (d) 25,000 shares of Series A Stock reserved for issuance pursuant to the Rights Agreement. There are no other shares of capital stock of the Company authorized, issued, or outstanding. Section 4.03 of the Company Disclosure Schedule sets forth the holders of all outstanding Options, restricted stock units, and Warrants and the number, class of securities, and exercise prices of each grant to such holders. Since May 12, 2006, the Company has not issued any shares of capital stock or securities exchangeable or convertible into capital stock except pursuant to the exercise of Options. All the outstanding Shares are, and all Shares that may be issued pursuant to the exercise of outstanding Options and Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, and nonassessable, and are not subject to nor were they issued in violation of any preemptive rights. Following the Effective Time, no holder of Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of such Options. There are no bonds, debentures, notes, or other indebtedness having general voting rights (or convertible into, or exchangeable for, securities having such rights) (“Voting Debt”) of the Company or any of its subsidiaries issued and outstanding. Except as set forth in this Section 4.03 and except for the Rights and the Top-Up Option, there are no existing options, warrants, calls, subscriptions, or other rights, agreements, arrangements, or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer, or sell, or cause to be issued, transferred, or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, nor are there any obligations of the Company or any of its subsidiaries to grant, extend, or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement, or commitment. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem, or otherwise acquire any Shares or other capital stock of the Company or any of its subsidiaries. Except as set forth in Section 4.03 of the Company Disclosure Schedule, to the knowledge of the Company there are no outstanding proxies with respect to the Shares and there are no agreements or understandings by or among any persons that affect or relate to the voting of, or the execution of written consents with respect to, any security of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid, and nonassessable, and all of such shares of the Company’s subsidiaries are owned, beneficially and of record, by the Company or by a subsidiary of the Company, in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance, and restriction of any kind (any of the foregoing being a “Lien”), other than the Liens in favor of the Company’s lenders pursuant to the agreements that are described in the Company’s SEC Reports filed prior to the date of this Agreement. The Company does not directly or indirectly own capital stock of, or any other interest in, any entity other than its wholly owned subsidiaries.
          (b) Section 4.03(b) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Company. Except as disclosed in Section 4.03(b) of the Company Disclosure Schedule, no Indebtedness of the Company or its subsidiaries contains any restriction upon the prepayment of any such Indebtedness other than the payment of prepayment penalties. As used in this Agreement, “Indebtedness” means (a) all indebtedness for borrowed money owing to a bank or other financial institution that is evidenced by a note, bond, debenture, or similar instrument, and (b) all liabilities secured by a mortgage or leasehold mortgage on real property.
     Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and, except for any required approval by the Company’s stockholders in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company’s certificate of incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution, and delivery of this Agreement by the Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity. The Board, at a meeting duly called and held, has taken all actions necessary under the DGCL, including approving the Offer, the Merger, this Agreement, and the transactions contemplated hereby and thereby, which approval the Board has determined is sufficient so that the restrictions set forth in Section 203 of the DGCL do not, and will not, apply to the Parent or the Purchaser in connection with the proposed business combination with the Company contemplated hereby and thereby.
     Section 4.05 No Conflict; Required Filings and Consents.
          (a) Except as set forth in Section 4.05 of the Company Disclosure Schedule, and assuming (i) compliance with the HSR Act, (ii) the requirements of the Exchange Act and any applicable state securities or “blue sky” laws are met, and (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, is made, none of the execution and delivery of this Agreement by the Company, the performance or consummation by the Company of the transactions contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will (A) conflict with or violate the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its subsidiaries, (B) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, legislation, injunction, or other binding action or requirement of any Governmental Entity (“Law”) applicable to the Company or its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, except for such conflicts or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (C) other than the accelerated vesting of the Options and the accelerated vesting and delivery of Shares pursuant to outstanding restricted stock units, result in a breach or violation of, a default under, or the triggering of any material payment or other material obligations pursuant to, any of the Company’s existing Employee Benefit Arrangements (as defined below) or any grant or award made under any of the foregoing, or (D) result in a violation or breach of, or constitute a default

(or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any Lien on, any of the property or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties may be bound or affected except for such violations, breaches, or defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
          (b) None of the execution and delivery of this Agreement by the Company, the performance or consummation by the Company of the transactions contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will require any consent, waiver, approval, authorization, order, or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any government or subdivision thereof, domestic, foreign, or supranational, or any administrative, governmental, or regulatory authority, agency, commission, tribunal, or body, domestic, foreign, or supranational (a “Governmental Entity”), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with the HSR Act, (iv) Consents set forth in Section 4.05(b) of the Company Disclosure Schedule, (v) Company Permits set forth in Section 4.10 of the Company Disclosure Schedule, and (vi) Consents and Company Permits the failure of which to obtain or make could not reasonably be expected to (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (C) prevent or materially delay consummation of any transactions contemplated by this Agreement. Except for (1) the accelerated vesting of Options, (2) the accelerated vesting and delivery of Shares pursuant to outstanding restricted stock units, (3) those matters set forth in Section 4.05(b) of the Company Disclosure Schedule, or (4) terminations and other detriments that would not be material to the Company or, following the consummation of the Offer or the Merger, the Surviving Corporation, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the Consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights under, or create any other detriment under the terms, conditions, or provisions of, any note, bond, mortgage, indenture, license, lease, contract, agreement, Employee Benefit Arrangement, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (except that this sentence does not apply to real property leases, which are covered by Section 4.18).
     Section 4.06 Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for such conflicts, defaults, and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.07 SEC Reports and Financial Statements.
          (a) The Company has filed on a timely basis with the SEC all forms, reports, schedules, registration statements, definitive proxy statements, and other documents (as amended from time to time, and including any exhibits thereto and those that the Company may file subsequent to the date hereof, the “SEC Reports”) required to be filed by the Company with the SEC since December 31, 2003. As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including the related notes and schedules thereto) of the Company contained in the Company’s Form 10-K for the fiscal year ended December 26, 2005 present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved except as otherwise noted therein and such financial statements are consistent with the Company’s books and records.
          (c) The unaudited consolidated financial statements of the Company contained in the Company’s Form 10-Q for the fiscal quarter ended March 27, 2006 present fairly, in all material respects (subject to normal year-end adjustments that are not expected to be material), the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with GAAP applied on a consistent basis during the periods involved except as otherwise noted therein and such financial statements are consistent with the Company’s books and records.
     Section 4.08 Information. None of the information supplied by the Company specifically for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9, (c) the Proxy Statement, or (d) any other document filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation is made by the Company with respect to information furnished by the Parent or the Purchaser specifically for inclusion therein. The Schedule 14D-9, the Proxy Statement, and the Other Filings made by the Company prior to the acceptance for payment of Shares pursuant to the Offer will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.
     Section 4.09 Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no legal action, suit, claim or legal, administrative, or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries or, to the knowledge of the Company, any of their officers or directors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, or, to the knowledge of the Company, any of their officers or directors, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     Section 4.10 Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities, including those required under regulatory Laws and those required by all state, city, or local liquor licensing boards, agencies, or other similar entities (collectively, “Company Permits”) required in connection with the ownership or occupancy of their respective properties and assets and the operation of their respective businesses, except for such Company Permits the failure of which to hold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The operations of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except that no representation or warranty is made in this Section 4.10 with respect to Environmental Laws, which are dealt with exclusively in Section 4.13), except for violations or possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, except as set forth in Section 4.10 of the Company Disclosure Schedule, none of the Company’s liquor licenses, real property leases, or franchise agreements will lapse, terminate, or otherwise cease to be valid, in each case, as a result of the consummation of the transactions contemplated hereby.
     Section 4.11 Employee Benefit Plans and Arrangements.
          (a) Section 4.11 of the Company Disclosure Schedule includes a complete list of all severance, benefit, deferred compensation, incentive compensation, stock option or other equity compensation, bonus, change in control payments, welfare benefit and other employee benefit plans, programs, and policies providing benefits to any present or former director, officer, or employee of the Company or any of its subsidiaries, or any beneficiary or dependent of any such person (whether or not written), sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute (collectively, the “Plans”). Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”) and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement. In particular, the consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former employee or leased employee of the Company or any of its subsidiaries to severance pay, unemployment compensation, or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due, or in respect of, any current or former employee, nor will it result in the breach of any agreement with any current or former employee, except as set forth on the Company Disclosure Schedule.
          (b) With respect to each Plan, the Company has made available to the Parent a true, correct, and complete copy of all plan documents, summary plan descriptions, benefit schedules, trust agreements, insurance contracts, and other funding vehicles and the most recent annual financial report and Annual Report (Form 5500 Series), if any.
          (c) The Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the Plans. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, with respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could, directly or indirectly, reasonably be subject to any liability under ERISA, the Code, or any other applicable law, except for liability for benefit claims and funding obligations payable in the ordinary course. With respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”), each such Plan so qualifies and the IRS has issued a favorable determination letter as well as a favorable opinion letter with respect to the Qualified Plans’ basic plan document and adoption agreement, upon which the Company and its subsidiaries can rely, which letters have been made available to Parent. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has terminated any employee benefit plan within the meaning of Section 3(3) of ERISA within the past six years.
          (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, all contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been reflected in the financial statements of the Company included in the SEC Reports to the extent required under GAAP.
          (e) No Plan is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any material liability under (i) Title IV of ERISA, (ii)

Section 302 of ERISA, (iii) Sections 412 or 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Surviving Corporation or any of its subsidiaries following the Effective Time.
          (f) No Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no material claims are pending against the Plans, or the Company or any of its subsidiaries, with respect to the Plans except for benefit payments in the normal course of business, and no employee, beneficiary, dependent, or governmental agency has threatened any appeal or litigation regarding any matter with respect to the Plans. Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no Plan provides material benefits to current or former employees, beneficiaries, or dependents of the Company or its subsidiaries which continue after termination of employment, other than as required by Section 601 et seq. of ERISA.
          (g) There are no pending or, to the knowledge of the Company, threatened claims, litigation, administrative actions, or proceedings against or involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, or retiree or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits), nor, except as set forth in Section 4.11(g) of the Company Disclosure Schedule, is there any basis for one. There is no judgment, decree, injunction, rule, or order of any court, governmental body, commission, agency, or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity.
          (h) Except as set forth in Section 4.11(h) of the Company Disclosure Schedule, each Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (i) is not a “self-insured” plan, (ii) may be terminated after the Effective Time in accordance with the terms of any underlying contract without liability to the Company or any of its subsidiaries, other than liabilities relating to claims incurred prior to the effective date of termination, (iii) is not a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, and (iv) has no reserves, assets, or surplus. Except as set forth in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries currently provides and has no current obligations to provide for post-retirement or post-employment health and welfare benefits including, but not limited to, severance, salary continuation, termination, disability, health, or retiree health or medical benefits except as required by applicable law.
     Section 4.12 Intellectual Property.
          (a) All patents, patent applications, patent disclosures, trademark registrations and applications, service mark registrations and applications, certification mark registrations and applications, copyright registrations and applications, both domestic and foreign, internet domain names, internet protocol addresses, computer software, trade secrets, inventions, discoveries, trademarks, trade names, service marks, certification marks, copyrights, internet domain names, source codes, know-how, methods, processes, procedures, designs, drawings, plans, specifications, engineering data, manuals, original works of authorship, development projects, research and development work in progress, aggregations of data, databases, technology, or other proprietary rights or confidential information which are owned or used by the Company or any of its subsidiaries, or are necessary for the operation of their respective businesses, are referred to as the “Intellectual Property.” The Company and its subsidiaries own or have a valid right to use all material Intellectual Property.
          (b) Except for such exceptions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, none of the licenses or other agreements relating to the Intellectual Property to which the Company or any of its subsidiaries is a party is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.
          (c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, to the knowledge of the Company there is no unauthorized use, infringement, disclosure, or misappropriation of any Intellectual Property owned by or exclusively licensed (whether or not such exclusivity is limited as to territory or scope of use) to the Company.
          (d) No claim with respect to the Intellectual Property has been asserted or, to the knowledge of the Company, is threatened by any person, nor does the Company know of any valid ground for any bona fide claims (i) to the effect that the copying, manufacture, sale, or use of any product or process, as copied, manufactured, used, or offered for use or sale by the Company or any of its subsidiaries, infringes on any copyright, trade secret, patent, trade name, or other intellectual property right of any person, (ii) against the Company or any of its subsidiaries relating to the use of any Intellectual Property, or (iii) challenging the ownership, validity, enforceability, or effectiveness of any Intellectual Property, except for claims which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. To the Company’s knowledge, all granted and issued material patents, all material registered trademarks and service marks, and all material copyrights held by or licensed to the Company or its subsidiaries are valid and enforceable.
          (e) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting in any manner the licensing, assignment, or other transfer, use, or enforceability thereof by the Company that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except indemnities agreed to in the ordinary course of business included as part of the Company’s license agreements and other indemnities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.13 Environmental Matters. Other than for those exceptions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) there has been no Release of Hazardous Substances by the Company or any of its subsidiaries on any real property currently or formerly owned, leased, or operated by the Company or any of its subsidiaries, and to the knowledge of the Company, no real property currently or formerly owned, leased, or operated by the Company or any subsidiary thereof is contaminated with any Hazardous Substances; (b) no judicial or administrative proceeding, order, judgment, decree, settlement, or investigation is pending or, to the knowledge of the Company, threatened relating to alleged violations of Environmental Laws, Releases, or threatened Releases of Hazardous Substances on real property currently or formerly owned, leased, or operated by the Company or any of its subsidiaries, or liability for any off-site disposal of Hazardous Substances or contamination; (c) the Company and its subsidiaries have not received in writing any claims, notices, or correspondence alleging liability under any Environmental Law, and to the knowledge of the Company no facts or circumstances exist that could reasonably be expected to result in such claims; and (d) the business and operations of the Company and its subsidiaries comply in all material respects with all Environmental Laws and the Company and its subsidiaries have obtained all material permits, authorizations, and licenses relating to Environmental Laws necessary for the operation of their businesses; all such permits, authorizations, and licenses are in full force and effect; and the Company and its subsidiaries are in compliance, in all material respects, with all terms and conditions of such permits, authorizations, and licenses. “Environmental Law” means any applicable federal, state, or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substances, or the environment. “Hazardous Substance” means any toxic or hazardous substance or waste that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos, or polychlorinated biphenyls. “Release” means spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Hazardous Substance into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.
     Section 4.14 Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:
          (a) the Company and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed. All Taxes of the Company and each of its subsidiaries whether or not shown to be due and payable on such Tax Returns have been paid (or withheld) and the Company has made adequate provisions in the Company’s financial statements for all payments of Taxes anticipated to be payable for all relevant taxable periods (or portions thereof);
          (b) all deficiencies and assessments involving amounts in excess of $100,000 individually or $500,000 in the aggregate asserted against the Company or any of its subsidiaries as a result of examinations, audits, or other claims by taxing authorities have been paid, settled, or adequately provided for in the Company’s financial statements;
          (c) no issue, claim, investigation, action, or proceeding has been asserted in writing for Taxes, or, to the knowledge of the Company, is pending or threatened against the Company or any of its subsidiaries for Taxes by any taxing authority, (i) the adverse determination of which could reasonably be expected to result in a deficiency in excess of $100,000 individually or $500,000 in the aggregate against the Company or any of its subsidiaries or (ii) that has given (or would give) rise to a material Lien against property of the Company or any of its subsidiaries;

          (d) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns of the Company or any of its subsidiaries;
          (e) there is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any of its subsidiaries that could reasonably be expected to give rise, separately or in the aggregate, to a payment that would not be deductible by reason of Section 280G of the Code or Section 162(m) of the Code; and
          (f) neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (other than the group that has the Company as its common parent), (ii) is a party to a Tax sharing or a Tax indemnity agreement or a similar agreement that remains in effect, or (iii) except under Treasury Regulations Section 1.1502-6 (and comparable provisions of any other applicable Tax Law), is liable for the Taxes of any person including, without limitation, as a transferee or successor, or by contract, indemnity, or otherwise.
     Section 4.15 Absence of Certain Changes. Except as set forth in Section 4.15 of the Company Disclosure Schedule or as disclosed in the Company’s Form 10-Q for the quarter ended March 27, 2006, since December 26, 2005, (a) there has not been an event which could reasonably be expected to have a Material Adverse Effect on the Company, (b) the business of the Company and its subsidiaries has been conducted, in all material respects, only in a manner consistent with past practice, and (c) none of the Company or any of its subsidiaries has incurred any liabilities (direct, contingent, or otherwise) or engaged in any transactions or entered into any agreement or commitment outside the ordinary course of business involving more than $100,000 individually or $500,000 in the aggregate. In addition, other than as previously disclosed in the SEC Reports or as set forth in Section 4.15 of the Company Disclosure Schedule, since December 26, 2005, there has not been (i) any change by the Company relating to Taxes or in its accounting methods, principles, and practices, (ii) except as previously disclosed in writing to representatives of Parent, any reevaluation by the Company of any asset (including, without limitation, any write-down of inventory or write-off of accounts receivable) other than in the ordinary course of business consistent with past practice, (iii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any material property or asset of the Company or any of its subsidiaries involving more than $100,000 individually or $500,000 in the aggregate, (iv) any failure by the Company to revalue any asset in accordance with GAAP applied consistent with past practice, (v) except in the ordinary course of business, any entry by the Company or any of its subsidiaries into any commitment or transaction involving more than $100,000 individually or $500,000 in the aggregate, (vi) any declaration, setting aside, or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase, or other acquisition of any of its securities, (vii) any increase in or establishment of any bonus, change in control payments, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any director or officer of the Company; provided, however, that nothing in this Section 4.15 shall require the listing in Section 4.15 of the Company Disclosure Schedule of Options or restricted stock units otherwise disclosed in Section 4.03(a) of the Company Disclosure Schedule or of any item disclosed in Section 4.11 of the Company Disclosure Schedule, (viii) any incurrence, payment, discharge, or satisfaction of any indebtedness, claim, liability, or obligation other than in the ordinary course of business consistent with past practice, (ix) any imposition of any Lien on any asset or property of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice, (x) any sale, transfer, or other disposition of any properties or assets of the Company or any subsidiaries involving more than $100,000 individually or $500,000 in the aggregate except in the ordinary course of business consistent with past practice, (xi) any entry into, or change or modification to, any Affiliate Transaction, or (xii) any authorization or agreement to take any of the actions described in this Section 4.15.
     Section 4.16 Affiliate Transactions. Except for registration rights and other rights granted in connection with sales of the Shares, there are no transactions, agreements, arrangements, or understandings currently in effect between the Company or any of its subsidiaries, on the one hand, and any affiliate thereof, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (“Affiliate Transactions”).
     Section 4.17 Insurance. Except to the extent that the lack of a policy could not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its subsidiaries have insurance policies covering the Company and its subsidiaries with respect to each of their businesses, assets, and properties, including, without limitation, policies of fire and other casualty and liability insurance, in such amounts that the Company believes are adequate for the respective businesses and operations of the Company and its subsidiaries. Each of such policies is in full force and effect and all premiums due thereon are current.
     Section 4.18 Real Property Leases. No material violation or material default exists under any lease of real property to which the Company or any of its subsidiaries is a party and all such leases are in full force and effect. None of the Company or any of its subsidiaries has received notice alleging that any such violation or default exists, except for such violations or defaults, actual or alleged, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.18 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not create or result in a violation or default under any such lease or under any leasehold mortgage thereon, whether pursuant to any “change in control” or any other provisions thereof, except for such other violations or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Section 4.18 of the Company Disclosure Schedule sets forth a complete list of all real property leases and a description of any leasehold mortgages thereon and the Company has delivered true and complete copies of such leases to Purchaser.
     Section 4.19 Labor Matters. No employee of the Company or of any of its subsidiaries is represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth in Section 4.19 of the Company Disclosure Schedule, the Company and each of its subsidiaries have complied in all material respects with all labor agreements and all applicable Laws relating to the employment of labor, including those related to equal employment opportunity, wages, hours, occupational safety, and the payment of social security and other payroll-related Taxes. Except as set forth in Section 4.19 of the Company Disclosure Schedule, no material controversies, disputes, or proceedings are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries with respect to their employees. Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no employment, consulting, or similar agreements covering employees or consultants of the Company or any of its subsidiaries. Except as set forth in Section 4.19 of the Company Disclosure Schedule, all employees of the Company and its subsidiaries are “at will” employees, each of whom can be terminated at any time without penalty or premium. The Company has delivered to the Parent annual expenses for wages, commissions, bonuses, and for the Plans for the last three fiscal years. There are no bonuses outstanding from the Company or any of its subsidiaries to any present or former director, officer, or employee of the Company or any of its subsidiaries.
     Section 4.20 Amendment to Rights Agreement. The Company has amended, and the Board has taken all necessary action to amend, the Rights Agreement so that (a) none of the execution or delivery of this Agreement or the Stockholder Agreement, the making of the Offer, the acceptance for payment of Shares by Purchaser pursuant to the Offer, the consummation of the Merger, or the consummation of any other transaction contemplated by this Agreement will result in (i) the occurrence of a Flip-In Event (as defined in the Rights Agreement) described in Section 11(a)(ii) of the Rights Agreement, (ii) the occurrence of a “flip-over event” described in Section 13 of the Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the Shares, and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time.
     Section 4.21 Opinion of Financial Advisor. The Board has received the oral opinion of Cowen & Co., LLC to the effect that, as of the date of such opinion, the consideration to be received pursuant to the Offer and Merger is fair, from a financial point of view, to the holders of the Shares (other than the Parent, the Purchaser, and their respective affiliates). Promptly following receipt thereof, the Company shall deliver to Parent a copy of such firm’s written opinion solely for informational purposes, which shall be included in the Schedule 14D-9 and, if applicable, the Proxy Statement.
     Section 4.22 Brokers. Except for the engagement of Cowen & Co., LLC, none of the Company, any of its subsidiaries, or any of their respective officers, directors, or employees has employed any investment banker, financial advisor, broker, finder, or other intermediary, or incurred any liability for any brokerage or investment banking fees, commissions, finder’s fees, or similar fees, in connection with the transactions contemplated by this Agreement. The Company has delivered to Parent copies of the Company’s compensation agreements with such firm.
     Section 4.23 Absence of Undisclosed Liabilities. As of the date hereof, except (a) as disclosed in (i) the financial statements of the Company as of December 26, 2005, or (ii) the Company’s Form 10-Q for the quarter ended March 27, 2006, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 26, 2005, or (c) as set forth in Section 4.23 of the Company Disclosure Schedule, neither the

Company nor its subsidiaries have any material liabilities or obligations of any nature, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or in the notes thereto.
     Section 4.24 Restrictions on Business Activities. There is no judgment, injunction, order, or decree naming the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company or its subsidiaries, any acquisition of property by the Company or its subsidiaries, or the conduct of business by the Company or its subsidiaries as currently conducted, in each which could reasonably be expected to have a Material Adverse Effect.
     Section 4.25 Material Contracts. All material agreements filed as exhibits to the Company’s Form 10-K/A (Amendment No. 1) for the fiscal year ended December 26, 2005 (except for certain option agreements with former employees of the Company) (the “Material Contracts”) are valid and binding obligations of the Company and are in full force and effect and enforceable by the Company or its subsidiaries in accordance with their respective terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity. Neither the Company or its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in violation or breach of or default under any such Material Contract where such violation or breach could reasonably be expected to have a Material Adverse Effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER
     Parent and Purchaser represent and warrant to the Company as follows:
     Section 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Parent and the Purchaser has the requisite corporate power and authority to own, operate, or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated, or leased by it makes such qualification, licensing, or good standing necessary, except where the failure to be so qualified, licensed, or in good standing could not reasonably be expected to have a Material Adverse Effect on Parent. The term “Material Adverse Effect on Parent” means any change in or effect on the business, results of operations, or financial condition of the Parent or any of its subsidiaries that would materially impair the ability of the Parent or the Purchaser to timely satisfy its obligations under this Agreement.
     Section 5.02 Authority Relative to this Agreement. Each of the Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Purchaser, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, have been duly and validly authorized and approved by the boards of directors of the Parent and the Purchaser and by the Parent as stockholder of the Purchaser, and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due and valid authorization, execution, and delivery by the Company, constitutes a legally valid and binding obligation of each of the Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.
     Section 5.03 No Conflict; Required Filings and Consents.
          (a) Assuming (i) compliance with the HSR Act and any requirements of any foreign or supranational antitrust laws, (ii) the requirements of the Exchange Act and any applicable state securities or “blue sky” laws are met, and (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL is made, none of the execution and delivery of this Agreement by the Parent or the Purchaser, the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will (A) conflict with or violate the organizational documents of the Parent or the Purchaser, (B) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, or decree applicable to the Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (C) conflict with or result in a violation of the terms of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, which, in the case of clauses (A), (B) or (C), could reasonably be expected to have a Material Adverse Effect on Parent.
          (b) None of the execution and delivery of this Agreement by the Parent and the Purchaser, the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, or compliance by the Parent and the Purchaser with any of the provisions of this Agreement will require Parent or Purchaser to obtain any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with applicable state securities or “blue sky” laws, (iv) compliance with the HSR Act and any requirements of any foreign or supranational antitrust laws, and (v) Consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 5.04 Information. None of the information supplied or to be supplied by the Parent and the Purchaser specifically for inclusion or incorporation by reference in (a) the Offer Documents, (b) the Schedule 14D-9, (c) the Proxy Statement, or (d) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     Section 5.05 Brokers. Except for the engagement of Jefferies & Company, Inc., whose fees will be paid by the Purchaser, none of the Parent, the Purchaser, or any of their respective subsidiaries, officers, directors, or employees, has employed any broker or finder, or incurred any liability for any brokerage fees, commissions, or finder’s fees, in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable prior to the Effective Time.
     Section 5.06 Parent not an Interested Stockholder. As of the date of this Agreement, none of Parent, Purchaser, or any of their affiliates is an “Interested Stockholder” as such term is defined in Section 203 of the DGCL.
     Section 5.07 Financial Capability.
          (a) Parent has, or has binding commitments from reputable financial institutions to enable it to borrow, the funds necessary to purchase, or cause Purchaser to purchase, all the Shares pursuant to the Offer and the Merger, to fund the Option and Warrant payments contemplated by this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement to be paid by it. Parent will have readily available funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement and will provide such funds to the Purchaser at or prior to the consummation of the Offer or the Merger, as applicable.
          (b) Purchaser is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of the Purchaser, the commencement of the Offer, the negotiation and execution of this Agreement, and the consummation of the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS
     Section 6.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the earliest to occur of (a) such time as Purchaser Insiders shall constitute a majority of the Company’s Board, (b) such time as this Agreement is terminated in accordance with Section 8.01, and (c) the Effective Time, the Company will, and will cause each of its subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact the business or organization of the Company and each of its subsidiaries and to keep available the services of its and their present officers, consultants, and key employees, and (iii) use its commercially reasonable efforts to preserve the goodwill of those having business relationships with it, as well as with officials and employees of government agencies and other entities which regulate the

Company, its subsidiaries, and their respective businesses. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of the Parent, which consent will not be unreasonably withheld (except as expressly permitted in Section 6.01(n) below) or delayed:
          (a) adopt any amendment to its certificate of incorporation, bylaws, or comparable organizational documents;
          (b) sell, pledge, or encumber any stock owned by it in any of its subsidiaries;
          (c) except for issuances of capital stock of the Company’s subsidiaries to the Company or a wholly owned subsidiary of the Company, (i) issue, reissue, sell, or convey, or authorize the issuance, reissuance, sale, or conveyance of (A) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any Voting Debt, other than the issuance of Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date of this Agreement which instruments are set forth in Section 4.03 of the Company Disclosure Schedule, and pursuant to the exercise of Options and Warrants outstanding on the date of this Agreement and set forth in Section 4.03 of the Company Disclosure Schedule, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of this Agreement; or (ii) make any other changes in the capital structure of the Company, or in the case of clauses (i) and (ii) propose or agree to do any of the foregoing;
          (d) declare, set aside, or pay any dividend or other actual, constructive, or deemed distribution (whether in cash, securities, or property or any combination thereof) in respect of any class or series of its capital stock, or otherwise make any payments to stockholders in their capacity as stockholders, other than any distribution by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company;
          (e) split, combine, subdivide, reclassify or redeem, purchase, or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any of its other securities;
          (f) increase the compensation or fringe benefits payable or to become payable to its present or former directors, officers, consultants, or employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock, or performance units pursuant to the Option Plans or otherwise), or grant any severance or termination pay to, or enter into any employment, severance, or other compensation agreement with, any director, officer, consultant, or employee of the Company or any of its subsidiaries, or establish, adopt, enter into, amend, or waive in any material respect any performance or vesting criteria or accelerate vesting or exercisability under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance, or other employee benefit plan, agreement, trust, fund, policy, or arrangement for the benefit or welfare of any present or former director, officer, consultant, or employee (any of the foregoing being an “Employee Benefit Arrangement”), except in each case (i) to the extent required by applicable law or regulation, (ii) to the extent required under existing Employee Benefit Arrangements as described in Section 6.01 of the Company Disclosure Schedule, and (iii) for normal increases in salary, wages, and benefits of non-executive employees in the ordinary course of business consistent with past practice that do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries;
          (g) acquire, mortgage, encumber, license, sell, lease, or dispose of any assets (other than inventory) or securities which are material to the Company and its subsidiaries, taken as a whole, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business;
          (h) (i) incur, assume, guarantee, or prepay any indebtedness, except that the Company and its subsidiaries may incur, assume, or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for significant obligations of any other person other than a wholly owned subsidiary of the Company, (iii) pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, contingent, or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice, (iv) make any loans, advances, or capital contributions to, or investments in, any other person, except to employees in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions, or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, (v) authorize or make any capital expenditures other than in the ordinary course of business consistent with past practice, or (vi) vary the Company’s business practices (including, without limitation, its inventory practices) in any material respect from the Company’s past practices;
          (i) settle or compromise any suit or claim or threatened suit or claim where the uninsured amount to be paid is greater than $100,000 or where the settlement or compromise would include an admission by the Company or any subsidiary of its non-compliance with any securities or other applicable law;
          (j) authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;
          (k) make any tax election not required by law or settle or compromise any material tax liability;
          (l) (i) waive any rights of substantial value, (ii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries, or (iii) other than in the ordinary course of business consistent with past practice, make any payment, direct or indirect, of any material liability of the Company or any of its subsidiaries before the same comes due in accordance with its terms;

          (m) voluntarily permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;
          (n) enter into or amend any material lease, contract, or agreement other than in the ordinary course of business consistent with past practice (and the Company agrees that Parent may withhold its consent to the entry into or amendment of any (1) real property lease or (2) material contract or agreement having a duration of more than 18 months, in Parent’s sole and absolute discretion); provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality or standstill agreement to which it is a party;
          (o) except as may be required as a result of a change in law or under GAAP, make any change in its methods, principles, and practices of accounting, including tax accounting policies and procedures;
          (p) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any material assets;
          (q) enter into any joint venture, partnership, or similar agreement;
          (r) make any application or filing with any Governmental Entity outside the ordinary course of business consistent with past practice;
          (s) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees, or agents; or
          (t) agree in writing or otherwise to take any of the foregoing actions or voluntarily take any action which could reasonably be expected to cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect or could reasonably be expected to cause any condition to the consummation of the transactions contemplated by this Agreement not to be satisfied.
     Section 6.02 Access to Information.
          (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause its subsidiaries to, provide Parent, Purchaser, and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliates, and representatives (collectively, the “Parent Representatives”) full and complete access at reasonable times and upon reasonable notice, to the offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit Parent and Purchaser to make inspections of such as either of them may reasonably require, and will use its commercially reasonable efforts to cause the officers, directors, employees, counsel, advisors, and other representatives and agents of the Company and the Company’s subsidiaries (collectively, the “Company Representatives”) to furnish Parent, Purchaser, and Parent Representatives, to the extent available, with such financial and operating data and other information with respect to the business and operations of the Company and its subsidiaries as Parent and Purchaser may from time to time reasonably request. Parent and Purchaser shall be subject to the terms of the letter agreement dated as of December 9, 2005, between the Company, Briad Restaurant Group, L.L.C., and Briad Wenco, L.L.C. (the “Confidentiality Agreement”) with respect to any information obtained from the Company and its subsidiaries and the Company Representatives pursuant to this Section 6.02.
          (b) The Secretary of the Company shall deliver to the Purchaser immediately before the close of business on the day that is six business days prior to the then-scheduled expiration date of the Offer (or the Effective Time of the Merger, if a Cash Merger pursuant to Article II of this Agreement is utilized) and immediately before the close of business on the then-scheduled expiration date of the Offer (or the Effective Time of the Merger, if a Cash Merger pursuant to Article II of this Agreement is utilized), a certificate executed by such officer which sets forth the anticipated number of issued and outstanding Shares as of the date of the expiration of the Offer (or the Effective Time of the Merger, if a Cash Merger pursuant to Article II of this Agreement is utilized).
     Section 6.03 Further Assurances; Commercially Reasonable Efforts.
          (a) Subject to the terms and conditions in this Agreement and to applicable legal requirements, each of the Company, the Parent, and the Purchaser shall, and shall cause their respective subsidiaries to, cooperate and use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company’s Board of Directors (as provided in Section 1.02(a)), and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Offer and this Agreement.
          (b) If at any time prior to the Effective Time any event or circumstance relating to any of the Company, the Parent, or the Purchaser, or any of their respective subsidiaries, should be discovered by the Company, the Parent, or the Purchaser, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. Subject to the terms and conditions of this Agreement and to applicable legal requirements, if at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.
          (c) Each of the parties agrees to cooperate with each other in taking, or causing to take, at the direction of the Parent, all actions necessary to delist the Shares from the Nasdaq National Market, provided that such delisting shall not be effective until after the Effective Time.
     Section 6.04 Filings; Consents.
          (a) Each of the parties will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or, upon the Parent’s reasonable request, any other person, required in connection with, and waivers of any breaches or violations of any material contracts, permits, licenses, or other agreements that may be caused by, the consummation of the transactions contemplated by the Offer and this Agreement; provided, however, that the Company (i) need not use any effort to obtain the Consent of the Company’s lenders pursuant to the agreements set forth in the SEC Reports and (ii) need not expend funds to obtain Consents from persons other than Governmental Entities unless Parent has agreed to reimburse the Company therefor. For the avoidance of doubt, the parties hereto hereby agree that Parent may engage in discussions with any franchisors regarding any Consents or waivers that may be necessary or desirable to obtain from such franchisors in connection with the transactions contemplated by the Offer and this Agreement.
          (b) Without limiting the generality of Section 6.04(a), subject to the terms and conditions in this Agreement, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, and (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, or approvals are required to be obtained from, the United States government or any agencies, departments, or instrumentalities thereof, or other governmental or regulatory bodies or authorities of federal, state, local, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (B) timely making all such filings and timely seeking all such consents, permits, authorizations, or approvals, and (C) taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities, or competition authorities of any other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated by this Agreement.
          (c) Without limiting the generality of the undertakings pursuant to Section 6.04(b): (i) each of the Parent and the Company shall provide promptly to the Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (each a “Government Antitrust Entity”) information and documents requested by such Government Antitrust Entity or necessary, or reasonably requested, to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 6.04(b)(i), each of the Parent and the Company shall file any Notification and Report Form and related material required under the HSR Act as soon as reasonably practicable after the date of this Agreement, and thereafter use its commercially reasonable efforts to certify as soon as reasonably practicable its substantial compliance with any requests for additional information or documentary material that are required to be made under the HSR Act; (iii) each of the Company and the Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 6.04(c); and (iv) each of the Company and the Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic call, meeting, or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings, and conferences. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach of this Agreement by the Company or Parent. Notwithstanding the provisions of Section 6.04(b) and 6.04(c), in the event that either Parent or the Company is requested, as a condition to obtaining the approval of any Governmental Antitrust Entity to the transactions contemplated by this Agreement, to divest material assets or take any other action which, if taken, could reasonably be expected to have a material adverse effect on the combined consolidated businesses, assets, operations, or prospects of the Parent and the Company, then neither the Parent nor the Company shall be required to take such action, and no failure by either the Parent or the Company to take such action shall be deemed a breach of this Section 6.04 or of any other provision of this Agreement.
     Section 6.05 Public Announcements. The initial press release announcing the terms of this Agreement shall be a joint press release. Thereafter, Parent, Purchaser, and the Company each agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, agree to provide to the other party for review a copy of any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange.
     Section 6.06 Indemnification; Employees and Employee Benefits.
          (a) Parent agrees that all rights to indemnification now existing in favor of any individual who at or prior to the Effective Time was a director, officer, employee, or agent of the Company or any of its subsidiaries (the “Indemnified Parties”) as provided in their respective charters, bylaws, or indemnification agreements, as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time unless otherwise required by law, provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
          (b) Parent agrees that from and after the Effective Time, it shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries at the date of this Agreement; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and containing terms and conditions which, in the aggregate, are no less advantageous to the beneficiaries of the current policies and with carriers comparable in terms of creditworthiness to those that have written the policies maintained by the Company at the date of this Agreement; and provided further that the Surviving Corporation shall not be required to pay an annual premium in excess of three times the annual premium relating to the year during which this Agreement is executed and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(b) for that amount, it shall obtain as much comparable insurance as possible for such maximum amount.
          (c) For a period of one year following the Effective Time, Parent shall cause the Surviving Corporation to provide employees of the Company who continue employment after the Effective Time (“Employees”) with benefits substantially comparable (except for such changes as may be required by law) in the aggregate to those provided under the Company’s benefit plans, programs, and arrangements and compensation policies and practices in effect at the Effective Time (excluding any incentive compensation arrangements). The Surviving Corporation shall credit each Employee, for all purposes under all benefit plans, programs, and arrangements and compensation policies and practices of the Surviving Corporation in which such Employee is eligible to participate by virtue of his or her employment after the Effective Time, with all previous service to the extent recognized by the Company, its subsidiaries, or its predecessors for benefit plan purposes, including, without limitation, vacation time and sick days, except to the extent such credit would result in a duplication of benefits. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall preclude the Surviving Corporation from terminating any Employee for any reason or no reason, and such Employees shall be employed “at will.”
     Section 6.07 No Solicitation.
          (a) The Company shall not, and shall not permit or cause any of its subsidiaries to, nor shall it authorize or permit any Company Representatives to, directly or indirectly (except as otherwise contemplated by this Section 6.07), (i) initiate, solicit, encourage (including by way of furnishing non-public information or assistance), induce or take any other action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential or other nonpublic information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) withdraw or modify in any manner adverse to Purchaser, the approval or recommendation by the Board of the Offer, this Agreement, or the Merger, or (iv) cause the Company to enter into an Acquisition Agreement or approve or recommend any Acquisition Proposal; provided, however, that prior to the acceptance for payment of the Shares pursuant to the Offer (or the approval by the stockholders, if a Cash Merger pursuant to Article II of this Agreement is utilized), the Company may, and may authorize and permit the Company Representatives to, furnish or cause to be furnished confidential or other nonpublic information and may participate in such negotiations and discussions or take any other action otherwise prohibited by this Section 6.07(a) with any person (unless such other action is subject to the restrictions of Section 6.07(b), in which case such other action shall only be permitted in accordance with such restrictions) that, after the date of this Agreement, makes a bona fide unsolicited proposal to enter into a business combination with the Company pursuant to an Acquisition Proposal that the Board in good faith reasonably determines (after having consulted with outside legal counsel and its independent financial advisor) is likely to result in a Superior Acquisition Proposal, but only if and to the extent that (i) the Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, (ii) prior to taking such action, the Company (A) provides advance written notice to the Parent that it has received a request for nonpublic information (including a summary of the material terms of the Acquisition Proposal) and that it intends to take such action and (B) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement, (iii) prior to furnishing any nonpublic information to any such person, the Company furnishes such nonpublic information to the Parent (to the extent that such nonpublic information has not been previously furnished by the Company to the Parent), and (iv) neither the Company nor any of its subsidiaries nor any of the Company Representatives shall have violated any of the provisions set forth in this Section 6.07. The Company shall keep the Purchaser promptly and reasonably informed with respect to the status of any such request and any modifications thereto. The Company shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. If not previously requested, the Company also will promptly request each person that has executed prior to the date of this Agreement a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential or other nonpublic information furnished to such person by the Company or on the Company’s behalf prior to the date of this Agreement. Neither the Company nor any of its subsidiaries shall terminate, amend, modify, or waive any provision of any confidentiality or standstill agreement to which it is a party and shall use its commercially reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Notwithstanding the foregoing, nothing contained in this Section 6.07 shall prevent the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Board determines in good faith (after having consulted with outside legal counsel) that such disclosure is required by law or necessary in order for the Company’s directors to comply with their fiduciary duties under applicable law.
          (b) Except as expressly permitted by this Section 6.07(b), the Board (or any committee thereof) shall not approve any letter of intent, agreement in principle, acquisition agreement, or similar agreement relating to any Acquisition Proposal (an “Acquisition Agreement”). The Company may, however, terminate this Agreement pursuant to Section 8.01(e)(ii) if (i) the Board has received a Superior Acquisition Proposal, (ii) in light of such Superior Acquisition Proposal, the Board has determined in good faith (after having consulted with outside legal counsel) that it would be necessary for the Board to terminate this Agreement in order to comply with its fiduciary duties under applicable law, (iii) the Company has notified Parent in writing of the price and other material terms of the Superior Acquisition Proposal and the determinations described in clause (ii) above, (iv) at least three (3) business days following receipt by the Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent in writing since receipt of the notice referred to in clause (iii) above, such Superior Acquisition Proposal (as the same may have been modified or amended, but provided that Parent shall have received the foregoing requisite notice of any such modification or amendment) remains a Superior Acquisition Proposal and the Board has again made the determinations referred to in clause (ii) above, (v) during the three (3) business day period referred to in the preceding clause (iv), the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated by this Agreement, (vi) the Company shall not be in material breach of the provisions of Section 6.07(a) or 6.07(b), (vii) the Board concurrently or previously approves, and the Company concurrently or previously enters into, a definitive Acquisition Agreement providing for the implementation of such Superior Acquisition Proposal, and (viii) the Company shall have paid the Termination Fee and Parent Expenses required by Section 8.03(b), in the manner contemplated thereby. The term “Superior Acquisition Proposal” means any Acquisition Proposal that the Board determines in its good faith judgment (after consultation with the Company’s outside legal counsel and independent financial advisor) to be (A) on terms superior in value from a financial point of view and more favorable to the holders of Shares than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any offer by the Parent to amend the terms of the transactions contemplated by this Agreement), and (B) reasonably capable of being completed, taking into account all financial, regulatory, legal, and other aspects of such proposal and the identity and nature of the financing of the person or entity making such proposal.
     Section 6.08 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or regarding any violation, or alleged violation of law; (c) any material actions, suits, claims, investigations, or proceedings commenced or, to the best of its knowledge, threatened against, relating to, or involving or otherwise affecting the Company or any of its subsidiaries or their assets, businesses, or properties or their officers or directors or which relates to the consummation of the Offer or the Merger; (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any material covenant, condition, or agreement under this Agreement not to be complied with or satisfied in all material respects, or (iii) to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent; and (e) any failure of the Company, the Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party under this Agreement.
     Section 6.09 Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or its officers or directors relating to the transactions contemplated by this Agreement.
     Section 6.10 Exemption From Liability Under Section 16(b). Parent and Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by the Company.

     Section 6.11 Financing Covenant of Parent. Parent will use its good faith and commercially reasonable efforts to obtain all debt or equity financing reasonably expected to be required to accomplish the Offer and the Merger, to pay for the Shares, and to make the Option and Warrant payments contemplated by this Agreement, to pay all fees and expenses arising in connection with the transactions contemplated by this Agreement, and to refinance the Company’s existing indebtedness, and the Company shall reasonably cooperate with any and all such efforts. Parent shall promptly (a) forward to the Company copies of all written commitment letters, letters of intent, or other agreements in principle with respect to all debt or equity financing reasonably expected to be obtained in connection with the Offer or the Merger (collectively, the “Commitments”), and (b) advise the Company orally and, if requested by the Company, in writing of (i) any significant change in the status of any such financing arrangements, or (ii) to the knowledge of the Parent, any other event which could reasonably be expected to materially delay or prevent the consummation of the Offer or the Merger. Parent shall promptly provide Company with copies of any written changes or termination of the Commitments and any written commitments for alternate financing.
     Section 6.12 Sale of Non-Core Assets. The Parent and the Purchaser hereby agree that, during the period beginning on the date of this Agreement and ending upon the consummation of the transactions contemplated by this Agreement, the Company and its representatives shall be entitled to solicit indications of interest from, and to engage in negotiations with, third parties regarding the sale to such third parties of certain non-core assets of the Company and its subsidiaries as may be identified by the Parent from time to time, and the Company shall, and shall cause its subsidiaries to, cooperate with the Parent in connection with the foregoing. The Company shall keep Parent informed about all such solicitations and negotiations. Parent shall not represent that it is acting on behalf of the Company in any such solicitations or negotiations.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 7.01 Conditions. The respective obligations of the Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:
          (a) Stockholder Approval. The stockholders of the Company shall have duly adopted this Agreement (if required by the DGCL), pursuant to the requirements of the Company’s certificate of incorporation and bylaws, and applicable law.
          (b) Purchase of Shares. Either (i) Purchaser shall have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of this Agreement, or (ii) a Cash Merger is required pursuant Section 1.01(c) of this Agreement.
          (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined, prohibited, or restricted by any order, judgment, decree, injunction, or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule, or regulation enacted, promulgated, or deemed applicable to the Merger by any Governmental Entity which prevents or materially restricts the consummation of the Merger or has the effect of making the Merger illegal; provided, however, that each of the parties shall have used its commercially reasonable efforts (subject to the other terms and conditions of this Agreement) to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered prior to it having become final and nonappealable.
          (d) HSR Act. Any applicable waiting period (or any extension thereof) under the HSR Act or under any other applicable statutes or regulations relating to the Merger shall have expired or been terminated.
ARTICLE VIII
TERMINATION; AMENDMENTS; WAIVER
     Section 8.01 Termination. This Agreement may be terminated and the Offer and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:
          (a) by the mutual written consent of the Parent and the Company;
          (b) by the Parent or the Company if the Merger is not consummated on or before December 31, 2006; provided, however, that neither Parent nor Company may terminate this Agreement pursuant to this Section 8.01(b) if such party shall have materially breached this Agreement;
          (c) by the Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated, or enforced any law, order, judgment, decree, injunction, or ruling or taken any other action (that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting the Merger or rendering the consummation of the Merger illegal, and such law, order, judgment, decree, injunction, ruling, or other action shall have become final and nonappealable;
          (d) by the Company if (i) Purchaser fails to commence the Offer within the time period and as otherwise provided in Section 1.01, or (ii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if it shall have materially breached this Agreement;
          (e) by the Company if, prior to the acceptance for payment of Shares pursuant to the Offer in accordance with the terms of this Agreement, there shall have occurred, on the part of the Parent or the Purchaser, a material breach of any representation, warranty, covenant, or agreement contained in this Agreement that could reasonably be expected to have a Material Adverse Effect on Parent which is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to the party committing the breach;
          (f) by the Company if a third party, including any group, shall have made a Superior Acquisition Proposal and the requirements of Section 6.07(b) have been satisfied in all respects;

          (g) by the Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, (i) there shall have occurred, on the part of the Company, (A) a material breach of any representation or warranty in Section 4.03 or Section 4.04 or (B) a breach of any other representation, warranty, covenant, or agreement contained in this Agreement (determined without giving effect to any materiality or similar qualifications), other than those breaches that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, which breach is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by Parent to the Company, (ii) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Parent and the Purchaser its approval or recommendation of the Offer, this Agreement, or the Merger, shall have approved or recommended an Acquisition Proposal, or shall have resolved to effect any of the foregoing, or (iii) the Company or any of its subsidiaries shall have entered into an Acquisition Agreement in compliance with Section 6.07 obligating the Company or any of its subsidiaries to engage in a transaction with a person other than the Parent, the Purchaser, or an affiliate of either (an “Acquisition Transaction”), or shall have consummated an Acquisition Transaction; or
          (h) by the Parent or the Company if the Company solicits the approval of its stockholders for a Cash Merger in accordance with Section 1.01(c) and Article II hereof and the requisite vote of the stockholders of the Company to adopt this Agreement shall not have been obtained in accordance with applicable law.
     Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders, other than pursuant to the provisions of the last sentence of Section 1.02(c), Section 4.22, Section 5.05, the last sentence of Section 6.02, this Section 8.02, Section 8.03, Section 8.04, Section 9.05, and Section 9.06, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.
     Section 8.03 Fees and Expenses.
          (a) Whether or not the Merger is consummated, except as otherwise provided in this Section 8.03, all costs and expenses incurred in connection with the Offer, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
          (b) If this Agreement is terminated pursuant to Section 8.01(f) or Section 8.01(g)(ii) or (iii), then Company shall (i) pay Parent in cash a termination fee of $5,000,000 (the “Termination Fee”) and (ii) reimburse Parent for the third-party fees and expenses actually and reasonably incurred by the Parent and the Purchaser related to this Agreement and the transactions contemplated by this Agreement or in negotiating or obtaining the Commitments (subject to a maximum of $2,000,000) (the “Parent Expenses”). The Termination Fee and Parent Expenses shall be payable by wire transfer of immediately available funds concurrently with, and as a condition to the effectiveness of, such termination.

          (c) If this Agreement is terminated pursuant to Section 8.01(g)(i), then the Company shall reimburse Parent for the Parent Expenses. The Parent and the Purchaser acknowledge and agree that the foregoing payment of Parent Expenses shall be the exclusive remedy of the Parent and the Purchaser for breaches of this Agreement by the Company.
     Section 8.04 Amendment. Subject to Section 1.03(c), this Agreement may be amended by the Company, the Parent, and the Purchaser by their respective boards of directors at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price, which adversely affects the rights of the Company’s stockholders under this Agreement, or which otherwise requires stockholder approval under applicable law without the requisite approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all parties.
     Section 8.05 Extension; Waiver. Subject to the express limitations in this Agreement, any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement by any other party or in any document, certificate, or writing delivered pursuant to this Agreement by any other party, or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 3.01 and Section 6.06 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).
     Section 9.02 Entire Agreement; Assignment.
          (a) This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
          (b) Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties (except that Parent may assign its rights, but not its obligations, and Purchaser may assign its rights, interests, and obligations to any affiliate or direct or indirect subsidiary of the Parent without the consent of the Company, provided that no such assignment shall relieve Purchaser or Parent of liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
     Section 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.
     Section 9.04 Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, or by facsimile to the respective parties as follows:
If to the Parent or the Purchaser:
Briad Main Street, Inc.
c/o The Briad Group
78 Okner Parkway
Livingston, New Jersey 07039
Facsimile: (973) 369-1303
Attention: Bradford L. Honigfeld
with a copy to:
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue, 10th Floor
New York, New York 10022
Facsimile: (212) 421-4100
Attention: Blake Hornick, Esq.
If to the Company:
Main Street Restaurant Group, Inc.
5050 N. 40th Street, Suite 200
Phoenix, Arizona 85018
Facsimile: (602) 852-0001
Attention: Chief Executive Officer
with a copy to:
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Facsimile: (602) 445-8603
Attention: Brian H. Blaney, Esq.
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 9.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.
     Section 9.07 Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 9.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     Section 9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and, except with respect to Section 6.06, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.11 Certain Definitions.
          (a) For purposes of this Agreement:

               (i) “Acquisition Proposal” means (A) any offer or proposal from any person relating to any direct or indirect acquisition of (1) more than 51% of the assets of the Company and its subsidiaries, taken as a whole, or (2) more than 20% of any class of equity securities of the Company; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as defined under the Exchange Act) beneficially owning or obtaining the right to beneficially own 20% more of any class of equity securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
               (ii) “affiliate,” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person; provided, however, that the Parent, the Purchaser, and their respective affiliates shall not be considered affiliates of the Company for purposes of this Agreement. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract, or otherwise, and a person shall be deemed to control another person if the controlling person owns 10% or more of any class of voting securities (or other ownership interest) of the controlled person.
               (iii) “person” means an individual, corporation, partnership, trust, or other entity or group (which term shall include a “group” as such term is used in Section 13(d)(3) of the Exchange Act).
               (iv) “subsidiary” or “subsidiaries” means, with respect to the Parent, the Company, or any other person, any corporation, partnership, joint venture, or other legal entity of which the Parent, the Company, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.
               (v) “Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, or other tax, charge, fee, levy, custom duties, or other similar charge imposed by a taxing authority of the United States or any state, local, or foreign government or agency or subdivision thereof, including any interest, penalties, additions to tax, or additional amounts accrued under applicable law or charged by any taxing authority.
               (vi) “Tax Return” means any return, declaration, report, claim for refund, or information return or other statement in relation to Taxes, including any schedule or attachment thereto or amendment thereof.
          (b) The following terms have the meanings set forth in the Sections indicated:

Defined Term	Location of Definition

Acquisition Agreement	Section 6.07(b)
Acquisition Transaction	Section 8.01(f)
Affiliate Transaction	Section 4.16
Agreement	Preamble
Board	Recitals
Cash Amount	Section 2.09(a)
Cash Merger	Section 1.01(c)
Certificate of Merger	Section 2.02
Closing	Section 2.02
Code	Section 3.01(f)
Commitments	Section 6.11
Company	Preamble
Company Disclosure Schedule	Article IV
Company Permits	Section 4.10
Company Representatives	Section 6.02
Confidentiality Agreement	Section 6.02
Consent	Section 4.05(b)
DGCL	Recitals
Dissenting Shares	Section 2.12
Dissenting Stockholders	Section 2.12
Effective Time	Section 2.02
Employee Benefit Arrangement	Section 6.01
Employees	Section 6.06(c)
Environmental Law	Section 4.13
ERISA	Section 4.11(a)
Event	Annex I
Exchange Act	Section 1.01(a)
Exchange Fund	Section 3.01(a)
GAAP	Section 4.07(b)
Government Antitrust Entity	Section 6.04(c)
Governmental Entity	Section 4.05(b)
Hazardous Substance	Section 4.13
HSR Act	Section 1.01(a)
Indebtedness	Section 4.03(b)
Indemnified Parties	Section 6.06(a)
Initial Expiration Date	Section 1.01(a)
Intellectual Property	Section 4.12(a)
Law	Section 4.05(a)
Lien	Section 4.03
Material Adverse Effect on the Company	Section 4.01
Material Adverse Effect on Parent	Section 5.01
Material Contracts	Section 4.25
Merger	Recitals
Merger Price	Section 2.07
Minimum Condition	Section 1.01(a)

Defined Term	Location of Definition

Offer	Recitals
Offer Documents	Section 1.01(b)
Offer to Purchase	Section 1.01(b)
Option Plans	Section 2.09(a)
Options	Section 2.09(a)
Other Filings	Section 4.08
Parent	Preamble
Parent Expenses	Section 8.03(b)
Parent Representatives	Section 6.02
Paying Agent	Section 3.01(a)
Plans	Section 4.11(a)
Proxy Statement	Section 2.10(a)(ii)
Purchaser	Preamble
Purchaser Insiders	Section 1.03(a)
Qualified Plans	Section 4.11(c)
Release	Section 4.13
Rights	Recitals
Rights Agreement	Recitals
Schedule 14D-9	Section 1.02(a)
SEC	Section 1.01(a)
SEC Reports	Section 4.07(a)
Securities Act	Section 4.07(a)
Series A Stock	Section 4.03
Share Certificates	Section 3.01(a)
Share Office Price	Recitals
Shares	Recitals
Special Meeting	Section 2.10(a)(i)
Stockholder Agreement	Recitals
Superior Acquisition Proposal	Section 6.07(b)
Surviving Corporation	Section 2.01
Termination Fee	Section 8.03(b)
Top-Up Closing	Section 1.04(c)
Top-Up Exercise Event	Section 1.04(b)
Top-Up Option	Section 1.04(a)
Top-Up Shares	Section 1.04(a)
Voting Debt	Section 4.03
Warrants	Section 2.09(b)
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BRIAD MAIN STREET, INC., a Nevada corporation

By: /s/ Bradford L. Honigfeld

Name:	Bradford L. Honigfeld

Title: President

MAIN STREET ACQUISITION CORPORATION, a Delaware corporation

By: /s/ Bradford L. Honigfeld

Name:	Bradford L. Honigfeld

Title: President

MAIN STREET RESTAURANT GROUP, INC., a Delaware corporation

By: /s/ William G. Shrader

Name:	William G. Shrader

Title: Chief Executive Officer and President

Annex I
Conditions to the Offer / Cash Merger
     Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for any tendered Shares and, subject to the terms of the Agreement, may extend, terminate, or amend the Offer, and/or Purchaser shall not be required to consummate the Cash Merger, if at any time on or after the date of the Agreement and prior to the time of acceptance for payment or payment for any tendered Shares and/or prior to the Effective Time, any of the following events (each, an “Event”) shall have occurred and be continuing as of the expiration of the Offer (other than as a result of any action or inaction by the Parent or any of its subsidiaries that constitutes a breach of the Agreement):
           (a) there shall have been instituted or be pending any action or proceeding before any Governmental Entity (i) that is reasonably likely to prohibit or materially limit the ownership or operation by the Company or its subsidiaries, taken as a whole, of all or a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel the Company and its subsidiaries, taken as a whole, or the Parent to dispose of or hold separate all or a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent, in each case as a result of the transactions contemplated by the Agreement, (ii) that is reasonably likely to impose or confirm material limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company’s stockholders, (iii) makes illegal, prevents, restrains, or prohibits the making of the Offer, the acceptance for payment of the Shares by Purchaser, or the consummation of the Merger, or (iv) that could reasonably be expected to have a Material Adverse Effect on the Company;
           (b) there shall have been any judgment, order, injunction, or Law entered into, issued, or adopted by any Governmental Entity of competent jurisdiction that results in any of the consequences referred to in paragraph (a) above;
           (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United State; (iii) a material limitation by any Governmental Entity on the extension of credit by banks or other lending institutions; (iv) a commencement of war or armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations’ personnel or support of United Nations’ personnel); or (v) in the case of any of the foregoing clauses (i) through (iv) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
          (d) the Board, or any committee of the Board, shall have (i) withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Parent or the Purchaser its approval or recommendation of the Offer, the Agreement, or the Merger, (ii) approved or recommended an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger, (iii) authorized the Company to enter into an Acquisition Agreement,

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or (iv) resolved to effect any of the actions set forth in any of the foregoing clauses (i) through (iii);
          (e) any change shall have occurred in the business, results of operations, or financial condition of the Company that has a Material Adverse Effect on the Company and that is in effect as of such time on or after the date of the Agreement;
          (f) except where the failure to be true and correct (without giving effect to any materiality, “Material Adverse Effect,” or similar qualifications) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, any of the representations and warranties of the Company set forth in Article IV of the Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of the Agreement (except as to any such representation or warranty which speaks only as of a specific date, which must be untrue or incorrect as of such specific date, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update or modification to the Company Disclosure Schedule made or purported to be made after the date of the Agreement shall be disregarded);
          (g) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company shall have failed to perform in all material respects the covenants and agreements required to be performed by it under the Agreement;
          (h) the Agreement shall have been terminated in accordance with its terms; or
          (i) the applicable waiting period, if any, under the HSR Act shall not have expired or been terminated.
     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed. The foregoing conditions are for the sole benefit of Purchaser and Parent, and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition (other than any circumstances arising solely by any action or inaction by Purchaser or Parent) and may be waived by Purchaser or Parent in whole or in part at any time prior to the expiration of the Offer in their reasonable discretion. The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

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